Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sterling Bancorp, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Sterling Bancorp, Inc. for the year ended December 31, 2021.

/s/ Crowe LLP
Cleveland, Ohio
April 1, 2022